Exhibit 99.3

IndiCue, Inc.

FINANCIAL STATEMENTS
NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

IndiCue, Inc.

TABLE OF CONTENTS

Page
Financial Statement
Balance sheets as of September 30, 2025 (unaudited) and December 31, 2024	3
Unaudited Statements of Operations for the nine months ended September 30, 2025 and 2024	4
Unaudited Statements of changes in stockholder’s equity for the nine months ended September 30, 2025 and 2024	5
Unaudited Statements of cash flows for the nine months ended September 30, 2025 and 2024	7
Supplemental cash flow information and disclosure of non-cash financing activity for the nine months ended September 30, 2025 and 2024	8
Notes to the financial statements (unaudited)	9 - 16

IndiCue, Inc.

BALANCE SHEETS

	As of
	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,005,457	$1,353,517
Accounts receivable, net	9,759,307	4,354,387
Other current assets	1,351	8,765

Total current assets	11,766,115	5,716,669
Intangible assets, net	8,532,504	—
Other long-term assets	138,725	7,118

Total Assets	$20,437,344	$5,723,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$7,134,558	$3,501,988
Income tax payable	304,596	579,667

Total Liabilities	7,439,154	4,081,655

Stockholders’ Equity
Additional paid in capital	8,918,157	—
Class A common stock, par value $0.00001, 22,000,000 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 3,910,000 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	39	—
Class B common stock, par value $0.00001, 20,000,000 shares authorized as of September 30, 2025 and December 31, 2024, respectively, 10,541,990 and 9,000,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024.	105	90
Accumulated earnings	4,079,889	1,642,042

Total stockholders’ equity	12,998,190	1,642,132

Total Liabilities and Stockholders’ Equity	$20,437,344	$5,723,787

See accompanying Notes to Financial Statements

IndiCue, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Revenues	$19,714,809	$5,228,960
Revenues - related party	93,449	164,895

Total Revenue	19,808,258	5,393,855
Cost of revenues	6,936,257	655,552
Cost of revenues - related party	7,775,084	3,303,359

Total cost of sales	14,711,341	3,958,911

Gross profit	5,096,917	1,434,944
Operating expenses:
Selling, general and administrative	1,723,551	228,128
Research and development expenses	183,502	33,881

Total operating expenses	1,907,053	262,009

Income from operations	3,189,864	1,172,935
Interest income	47,868	1,162

Income before income taxes	3,237,732	1,174,097
(Provision) benefit for income taxes	(799,885)	(314,356)

Net income	$2,437,847	$859,741

See accompanying Notes to Financial Statements

IndiCue, Inc.

STATEMENTS OF EQUITY

	Class A Common Stock		Class B Common Stock		Additional
	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Earnings	Total
Balance as of December 31, 2024	—	$—	9,000,000	$90	$—	$1,642,042	$1,642,132
Issuance of common stock for acquisition of software	3,910,000	39	1,541,990	15	8,232,450	—	8,232,504
Stock-Based Compensation	—	—	—	—	685,707	—	685,707
Net income	—	—	—	—	—	2,437,847	2,437,847

Balance as of September 30, 2025 (unaudited)	3,910,000	$39	10,541,990	$105	$8,918,157	$4,079,889	$12,998,190

See accompanying Notes to Financial Statements

IndiCue, Inc.

STATEMENTS OF EQUITY

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Earnings (Deficit)
	Shares	Amount	Shares	Amount			Total
Balance as of December 31, 2023	—	$—	9,000,000	$90	$—	$(9,547)	$(9,457)
Net income	—	—	—	—	—	859,741	859,741

Balance as of September 30, 2024 (unaudited)	—	$—	9,000,000	$90	$—	$850,194	$850,284

See accompanying Notes to Financial Statements

IndiCue, Inc.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net Income	$2,437,847	$859,741
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	(131,607)	(2,397)
Stock based compensation	685,707	—
Changes in operating assets and liabilities:
Accounts receivable	(5,404,920)	(4,143,260)
Other non-current assets	7,414	—
Accounts payable and accrued expenses	3,332,570	3,159,068
Income tax payable	(275,071)	318,168

Net cash provided by operating activities	$651,940	$191,320

Cash and cash equivalents at beginning of period	1,353,517	30

Cash and cash equivalents at end of period	$2,005,457	$191,350

See accompanying Notes to Financial Statements

IndiCue, Inc.

SUPPLEMENTAL CASH FLOW INFORMATION

AND DISCLOSURE OF NON-CASH FINANCING ACTIVITY

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
Income taxes paid	$1,206,563	$—
Non-cash financing activities
Issuance of common stock for acquisition of software	$8,232,504	$—
Intangible asset additions in accounts payable	$300,000	$—

See accompanying Notes to Financial Statements

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

NOTE A—NATURE OF OPERATIONS

IndiCue, Inc. (the “Company”) was initially formed on July 26, 2023 as IndiCue, LLC and was subsequently converted to a Delaware corporation on November 10, 2023.

The Company provides proprietary location-based digital advertising technology solutions that offer advertisers a targetable, measurable, and accountable way to utilize connected TV (“CTV”) media and data solutions at scale. The Company also provides solutions for media owners, including an advertising platform for DOOH networks that enables users to manage advertising inventory, optimize sales, and monetize unsold inventory.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation:

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents:

Cash includes cash on hand and cash in banks. The Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

Accounts receivable and allowance for expected credit losses:

Accounts receivable consists of amounts owed to the Company by its customers on credit generally ranging from 30- 90 days from the date of invoice. In extending credit, the Company assesses its customers’ creditworthiness by evaluating, among other factors, each customer’s financial condition, credit history and expected credit sales, both initially and on an ongoing basis. The Company estimates the allowance for expected credit losses based on historical bad debts, factors related to specific customers’ ability to pay and current and expected future economic trends. The Company writes off accounts receivable against the allowance when a balance is determined to be uncollectible. As of December 31, 2024 and September 30, 2025 the Company had an allowance for expected credit losses of $29 thousand.

Intangible Assets:

Intangible assets primarily consist of acquired technology associated with the Company’s digital advertising platform. The Company capitalizes intangible assets acquired at their estimated fair values on the acquisition date. Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis, which for acquired software is currently estimated at 5 years. The Company evaluates the recoverability of intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment losses are recognized if the carrying amount of the intangible assets exceeds their fair value.

On September 24, 2025, the Company entered into a Software Acquisition Agreement to acquire a customized SSAI technology platform and related intellectual property from Adtelligent, Inc., a related party, for total consideration of approximately $8.5 million, consisting of (i) $300,000 in cash, and (ii) the issuance of 3.91 million Class A and 1.54 million Class B shares of common stock (the “Stock Consideration”), which were valued at $8.23 million at issuance. In addition, the Company paid Adtelligent $849,262 in settlement of prior development services.

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

This transaction was accounted for as an asset acquisition in accordance with ASC 805-50 as it did not meet the definition of a business under U.S. GAAP. Accordingly, the Company allocated the purchase price to the identifiable intangible assets acquired based on their relative fair values. The assets acquired consisted of proprietary software code and related documentation.

Revenue recognition:

The Company primarily derives from two principal revenue streams: Ad Network revenue and Ad Serving revenue, which amounted to approximately $17,720,000 and $1,966,000 for the nine months ended September 30, 2025, respectively, and approximately $4,997,000 and $387,000 for the nine months ended September 30, 2024, respectively.

For Ad Network revenue, at the beginning of each advertising campaign, the client signs a contract and or insertion order which stipulates the (i) length of the campaign, (ii) number of impressions purchased, and (iii) targeted locations/demographics. Invoicing is based on the number of impressions incurred during each month, typically rendered at the end of each month. Impressions are counted each time a client’s advertising tag is rendered on a procured advertising platform. The transaction price for these impressions is determined upfront as a contracted cost per mille (“CPM”) rate. Revenue is recognized at a point in time when the billable impression is delivered, meaning the ad has been successfully served in line with the contract and measurement standards based on the agreed CPM.

Ad serving software represents instances where clients use the Company’s system as a technology platform for managing and delivering their advertising content across designated media channels. The customer signs a contract that grants them access to the “marketplace” and stipulates (i) length of contract and (ii) fees associated with their purchase of impressions. These customers are not purchasing media from the Company but using software as a service. Contract terms range from 1 to 2 years. The Company invoices for access to the platform based on a fixed monthly fee and a usage-based pricing model that includes charges based on queries per second (QPS), as well as contractually specified CPM rates tied to agreed-upon impression volumes. The revenue is presented includes the amount billed for access to the platform and does not include the media purchased through the platform. The Company recognizes Ad Serving revenue over time as access is provided to the customer.

The Company is required to evaluate whether the revenue is presented on a gross or net basis under U.S. GAAP. The Company’s Ad Network revenue is recognized on a gross basis when the company, acting as principal, delivers the contracted media and the related impressions are served to the customer, and the cost of the related media is recorded as cost of revenue. The Company has determined that it acts as the principal in these transactions because it controls the advertising media delivered to the customer and sets the price for purchasing the media.

As of September 30, 2025 and December 31, 2024, there are no significant remaining performance obligations.

Stock-based compensation:

The Company accounts for incentive awards that require payments in amounts that are based, at least in part, on the price of the company’s stock or other equity instruments as stock-based awards in accordance with Financial Accounting Standards Board (“FASB”) ASC 718, Compensation – Stock Compensation (“Topic 718”). Under Topic 718, stock-based awards are accounted for as equity or liability classified awards. Equity classified awards are valued at fair value on the date of grant and that fair value is recognized as an expense over the requisite service period for time based awards and upon performance or contingent events becoming probable of occurring for awards with performance vesting criteria. The Company has elected to account for liability classified awards using the intrinsic value method.

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Research and development costs:

Research and development costs are expensed as incurred.

Income taxes:

Deferred income taxes have been provided to show the effect of temporary differences between the recognition of expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities, and their reported amounts in the consolidated financial statements. In assessing the realizability of deferred tax assets, the Company assesses the likelihood that deferred tax assets will be recovered through tax planning strategies or from future taxable income, and to the extent that recovery is not likely or there is insufficient earnings history, a valuation allowance is established. As of September 30, 2025 and 2024, the Company did not record a valuation allowance for deferred tax assets as it is more likely than not that the assets will be recovered based on a history of earnings.

The Company reflects tax benefits only if it is more likely than not that the Company will be able to sustain the tax position, based on its technical merits. If a tax benefit meets this criterion, it is measured and recognized based on the largest amount of benefit that is cumulatively greater than 50% likely to be realized. The Company recorded $50,000 and $29,000 of liabilities related to uncertain tax positions related to U.S. state income tax exposure as of September 30, 2025 and 2024, respectively.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company recognized interest and penalties on its statements of operations during the nine month periods ended September 30, 2025 and 2024 of approximately $24,000 and $10,000, respectively. The Company anticipates recognizing additional interest of approximately $13,000 during the next 12 months.

The provision for income taxes for the nine months ended September 30, 2025 and 2024 was $800,000 and $314,000, respectively. The provision is mainly attributable to taxable income earned in the U.S. for federal and state income tax purposes. The Company records interim income tax expense using the estimated annual effective rate methodology under ASC 740.

Concentrations:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits and money market investments. Accounts at the institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 for the periods ended September 30, 2025 and December 31, 2024.

For the nine months ended September 30, 2025, 2 customers represented 73% of the Company’s revenues and as of September 30, 2025, these same 2 customers represented 81% of accounts receivable. For the nine months ended September 30, 2024, 3 customers represented 69% of the Company’s revenues and as of December 31, 2024, these same 3 customers represented 65% of accounts receivable.

For the nine months ended September 30, 2025, 2 vendors accounted for 91% of purchases and as of September 30, 2025 2 vendors accounted for 90% of accounts payable. For the nine months ended September 30, 2024, 2 vendors accounted for 97% of purchases. As of December 31, 2024, these same two vendors accounted for 93% of accounts payable.

Fair value measurements:

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The following fair value hierarchy classifies the inputs to valuation techniques that would be used to measure fair value into one of three levels:

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

Certain of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate their fair value due to the short-term nature of their maturities, such as cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and income tax payable.

The value ascribed to the common stock issued in connection with the asset acquisition was based on the Company’s estimate of fair value of its common stock, which was estimated using Level 3 inputs.

Recent accounting pronouncements:

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the Company’s financial statements.

In March 2024, the FASB issued Accounting Standards Update (“ASU”) No.2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards. This ASU is effective for public business entities for annual periods beginning after December 15, 2024, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. If an entity adopts the amendments in an interim period, it should adopt them as of the beginning of the annual period that includes that interim period. The Company is evaluating the impact of this new pronouncement and pending adoption implications.

In December 2023, the FASB issued ASU 2023-09, “Improvements to Tax Disclosures” (Topic 740). The new guidance is intended to enhance the transparency and decision usefulness of income tax disclosures through changes to the rate reconciliation and the income taxes paid information disclosed. The ASU is effective retrospectively for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is in the process of completing the assessment of the impact that the adoption of this ASU will have on its financial statements and will include the related disclosure for the year ending December 31, 2025.

In March 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses, which requires additional disclosures of the nature of certain expenses within income statement captions. The standard introduces a tabular disclosure of specified natural expense categories (e.g., inventory purchases, employee compensation, depreciation, amortization) included within relevant line items on the face of the income statement, along with qualitative descriptions of remaining amounts. It also requires disclosure of certain expense, gain, or loss amounts already required under U.S. GAAP and the total amount of selling expenses, including the definition of selling expenses in annual periods. This ASU is effective for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027. The adoption will affect disclosures only and is not expected to impact the Company’s results of operations, cash flows, or financial position.

In July 2025, the FASB issued ASU 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets (Financial Instruments – Credit Losses (Topic 326). This amendment allows entities to elect a practical expedient that all entities can use when estimating receivable and contract assets arising from transactions accounted for under ASC 606, revenue from contracts with customers. The amendment adds a practical expedient and an accounting policy election. The ASU is effective for annual reporting periods beginning after December 15, 2025. We are currently evaluating the provisions of this ASU.

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

In August 2025, the FASB issued ASU 2025-06, Intangibles -Goodwill and Other – Internal-Use Software (Subtopic 350-40). The narrowly drawn changes primarily focus on how companies decide when to count software development costs as an asset (capitalize them). Under the new guidance, a company can capitalize software costs once two conditions are met: the company’s leadership has approved and committed to funding the project and, and it is likely the project will be finished, and the software will work as intended. The ASU is effective for annual reporting periods beginning after December 15, 2027. We are currently evaluating the provisions of this ASU.

NOTE C—ASSET ACQUISITION

On September 24, 2025, the Company entered into a Software Acquisition Agreement to acquire a customized SSAI technology platform and related intellectual property from Adtelligent, Inc. for total consideration of approximately $8.5 million, consisting of (i) $300,000 in cash, and (ii) the issuance of 3.91 million Class A and 1.54 million Class B shares of common stock (the “Stock Consideration”), which were valued at $8.23 million at issuance. In addition, the Company paid Adtelligent $849,262 in settlement of prior development services. The Company recorded an intangible software asset, which is being amortized over its estimated useful life of 5 years. The fair value assigned to the intangible asset was determined using a cost approach corroborated by the agreed development value in the concurrent Transition Services and Master Services Agreements. The Stock Consideration was valued at the most recent arms-length equity financing valuation.

This transaction was accounted for as an asset acquisition in accordance with ASC 805-50 as it did not meet the definition of a business under U.S. GAAP. Accordingly, the Company allocated the purchase price to the identifiable intangible assets acquired based on their relative fair values. The assets acquired consisted of proprietary software code and related documentation.

The acquisition provides the Company with control over the proprietary SSAI platform and source code, enabling full integration into its Connected TV ad monetization business strategy.

NOTE D—STOCKHOLDERS’ EQUITY

The Company was initially formed as a limited liability company on July 26, 2023 and the members of the limited liability company contributed $30 at inception. On November 10, 2023, the Company converted its structure from an LLC to a C-Corp and issued 9,000,000 shares of Class B common shares for the membership units outstanding. The change in corporate structure was recorded as an issuance of Class B stock at par value, reduction of additional paid in capital for the membership units and the difference recorded to accumulated earnings (deficit).

During the year ended December 31, 2024, the Company declared a dividend of $150,000 which was paid to all holders of Class B stock. There were no Class A shares outstanding at the time of the dividend.

The Class A and Class B common stock have the following rights and preferences:

Dividends – The holders of Class A and Class B common stock are entitled to dividends, when, as and if declared by the Board of Directors on a pro-rata basis.

Voting – Each holder of a Class A common share is entitled to one vote per share. Each holder of a Class B common share is entitled to ten votes per share.

Conversion – Each share of Class B common stock may be converted by the holder at any time in a share of Class A common stock. Each share of Class B common stock automatically converts into one share of Class A common stock upon the transfer of the share of Class B common stock to a holder that does not also hold Class B common stock.

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

Effective January 1, 2025, the Company created the IndiCue 401(k) plan which allows for contributions by participants of up to 90% of annual compensation and provides for matching contributions by the Company equal to the participant’s contributions up to 100% of the first 1% of participant compensation and 50% of any compensation in excess of 1% up to 6% of participant compensation.

In June of 2025, the Company amended its 2023 Stock Plan to increase the number of shares reserved for issuance from 1,000,000 shares to 1,126,686 shares

On June 13, 2025, the Company granted stock options to employees and consultants for the purchase of 1,126,686 shares of Class A Common stock for an exercise price of $1.51 per share. The options have vesting terms that range from fully vesting upon issuance to vesting over a 30 month period of time. In the event of a corporate transaction all shares automatically vest.

On September 24, 2025, the Company finalized its agreement with Adtelligent under which it completed the purchase of software license and executed transition and master services agreements for services Adtelligent rendered to the Company since approximately February 2024. Under the terms of the agreement, the Company paid Adtelligent a cash software license fee of $300,000 and $849,263 for services provided to the Company through August 31, 2025. In addition, the Company issued 3,910,000 shares of Class A common stock and 1,541,990 shares of Class B common stock as consideration for the software license. The Company recorded an intangible asset in conjunction with this transaction and ascribed $8,532,504 in value to it based on the estimated fair value of its common stock of $1.51.

NOTE E—STOCK OPTION PLAN

In 2023, the Company adopted the 2023 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of incentive stock options (“ISOs”) and Restricted Stock. The Plan gives broad powers to the Board to administer and implement the Plan, including the authority to determine the terms and conditions for all grants of awards. The terms and conditions of each award are determined by the Board. Under the Plan, the administrator may grant ISOs with a term not to exceed 10 years from the grant date and at an exercise price per share that shall not be less than 100% of the fair value per share of common stock, as determined by (or in a manner approved by) the Board (“Fair Value”), on the date the stock option is granted. In 2023, the Board of Directors approved the reservation of 1,000,000 shares under the Plan. Total shares reserved for issuance under the Plan are 1,000,000 as of December 31, 2024.

Vesting for grants typically occurs over 30 months. The Board may amend, modify or terminate any outstanding award, including but not limited to the award being repurchased by the Company, substituting another award of the same or a different type, changing the date of exercise or realization, and converting an ISO to a non-statutory stock option. The participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Plan or the change is permitted under the Plan.

On June 13, 2025, the Company granted stock options to employees and consultants for the purchase of 1,126,686 shares of Class A Common stock for an exercise price of $1.51 per share. The options have vesting terms that range from fully vesting upon issuance to vesting over a 30-month period of time. In the event of a corporate transaction all shares automatically vest.

The fair value of each option was determined using a Black-Scholes option pricing model, and the exercise price per share was set in good faith based on a third-party valuation compliant with ASC 718. The grant date fair value for options granted during the nine months ended September 30, 2025 was $0.70. Weighted average assumptions used as inputs to the Black-Scholes option pricing model were: volatility – 46%; risk free rate – 4.04%; dividend rate – 0.0%; expected term – 5.26 years. The Company recognized expense of $685,707 and $0 for the nine month periods ended September 30, 2025 and 2024, respectively. As of September 30, 2025, options for the purchase of 995,207 shares of common stock were vested, and unrecognized compensation expense was $103,507, which will be recognized over 2.2 years.

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

As of September 30, 2025 and December 31, 2024, there 1,126,686 and zero awards outstanding under the Plan, respectively.

NOTE F – INCOME TAXES

During the nine months ended September 30, 2025 and 2024, we recorded income tax expense of $799,885 and $314,356, respectively. The estimated effective annual tax rates for the nine month periods ended September 30, 2025 and 2024 were 24.4% and 24.3%, respectively.

The Company files income tax returns in the U.S. federal and Colorado state jurisdictions. In evaluating tax positions, the Company applies the provisions of ASC 740, which require recognition of the tax benefit of a position only if it is more likely than not to be sustained upon examination based on the technical merits of the position. The assessment includes consideration of all available facts, legal authority, administrative practices, and past audit experience.

The Company identified potential state income tax exposure related to unfiled income tax returns in certain U.S. jurisdictions where the Company may have created economic nexus through its nationwide digital advertising and ad-serving activities. In connection with this exposure, the Company recorded unrecognized tax benefits of approximately $49,000 and $29,000 as of September 30, 2025 and 2024, respectively, related to potential state income tax liabilities arising from non-filing positions. The Company recognizes interest and penalties on uncertain tax positions as a component of income tax expense.

The Company’s 2023 and 2024 U.S. federal and Colorado state tax returns remain open to examination by taxing authorities. In jurisdictions where required returns were not filed, the related tax years remain open for assessment indefinitely.

NOTE G—RELATED PARTY

The Company has a business relationship with Adtelligent, from which it purchased a software license (See Note C), as well as development, server and hosting, and customer relationship services. Adtelligent is partially owned by the CTO and co-founder of the Company. In addition, the Company purchased ad media from and sold advertising media to Adtelligent. Transactions with Adtelligent amount to the following for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
	2025	2024

Ad media sales to Adtelligent	$93,449	$164,895

Revenues – related party	93,449	164,895
Ad media purchases from Adtelligent	7,549,815	3,170,829
Server and hosting services	177,269	90,530
Out-staffed engineering services	48,000	42,000

Cost of revenues – related party	7,775,084	3,303,359
Out-staffed development services	157,287	59,881
Out-staffed customer relationship services	107,612	28,358

Selling, general, and administrative	264,899	88,239

IndiCue, Inc.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

As of September 30, 2025 the Company had no outstanding receivables due from and approximately $3,695,000 of outstanding payables due to Adtelligent. As of December 31, 2024 the Company had no outstanding receivables due from and approximately $3,117,000 of outstanding payables due to Adtelligent. The Company net settles the accounts receivable and payables and remits the net amount to Adtelligent. Since December 13, 2023 Adtelligent has allowed the Company to use its software for little or no consideration. The Company and Adtelligent finalized an agreement for the license of the software on September 24, 2025 (See Note C).

NOTE H—SUBSEQUENT EVENTS

On October 7, 2025, the Company entered into a non-binding letter of intent with Cineverse Corp. under which Cineverse would acquire all of the issued and outstanding stock of the Company. The transaction is expected to close in the near term.

The Company has evaluated subsequent events through February 5, 2026, the date which the financial statements have been available to be issued.